SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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VILLAGE SUPER MARKET, INC.

733 Mountain Avenue

Springfield, New Jersey 07081

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 15, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on December 15, 2017

The Proxy Statement and 2017 Annual Report are available at

http://www.astproxyportal.com/ast/12706

The Annual Meeting of the shareholders of Village Super Market, Inc. will be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey 07081 on Friday, December 15, 2017 at 10:00 A.M. for the following purposes:

(1)	To elect ten directors for the ensuing year;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditors”) for the 2018 fiscal year;

(3)	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described in this proxy statement;

(4)	To vote on a non-binding advisory basis regarding the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

To transact any other business which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 13, 2017 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

                                     WILLIAM SUMAS,

Secretary

October 30, 2017

VILLAGE SUPER MARKET, INC.

733 Mountain Avenue

Springfield, New Jersey 07081

PROXY STATEMENT

December 15, 2017

Annual Meeting of Shareholders

This Proxy Statement and the accompanying form of proxy are being furnished to shareholders of Village Super Market, Inc. (the “Company”) in connection with the solicitation by and on behalf of the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey on December 15, 2017 at 10:00 a.m. and at all postponements or adjournments thereof. You may obtain directions to the Company’s corporate headquarters by contacting investor relations by telephone at (973) 467-2200 extension 218 or by e-mail at john.vanorden@wakefern.com. This Proxy Statement was mailed and/or made available to shareholders on or about October 30, 2017.

At the close of business on October 13, 2017, the Company had outstanding and entitled to vote 10,078,689 shares of Class A common stock, no par value (“Class A Stock”), and 4,303,748 shares of Class B common stock, no par value (“Class B Stock”). The holders of the outstanding shares of Class A Stock are entitled to one vote per share and the holders of Class B Stock are entitled to ten votes per share. Shareholders of record at the close of business on October 13, 2017 are entitled to vote at this meeting.

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies previously have been revoked. Unless the proxies indicate otherwise, the shares of Common Stock represented by such proxies will be voted for the election of the Board of Directors’ nominees for directors, to ratify the selection of KPMG LLP as independent auditors, to approve the compensation of the Company’s named executive officers, and to approve the frequency of future advisory votes on the compensation of the Company’s named executive officers. Management does not know of any other matter to be brought before the Annual Meeting.

Directors are elected by a plurality of the number of votes cast. With respect to each other matter to be voted upon, a vote of a majority of the number of votes cast is required for approval. Abstentions and proxies submitted by brokers with a “not voted” direction will not be counted as votes cast with respect to each matter.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by: (a) delivering written notice of such revocation to the Secretary of the Company at its office; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Meeting and requesting the return of his or her proxy.

You may own common shares in one or both of the following ways — either directly in your name as the shareholder of record, or indirectly through a broker, bank or other holder of record in “street name.” If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. If you hold shares in street name and wish to vote your shares directly, you must contact your broker, bank or other holder of record to obtain the instructions and documentation required. Regardless of how you hold your shares, we invite you to attend the Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s capital stock by: (i) persons known by the Company to own beneficially more than 5% of its Class A Stock or Class B Stock; (ii) each director of the Company; (iii) the named executive officers; and (iv) all directors and executive officers of the Company as a group:

Name	Class A Stock(1)			Class B Stock(1)
	Shares Owned		Percentage of Class(3)	Shares Owned		Percentage of Class(4)
James Sumas(2)	112,536	(5)(6)(13)	1.1	1,109,320	(8)(11)(18)	25.8
Robert Sumas(2)	122,262	(5)(6)(12)	1.2	908,484	(9)(12)(17)	21.1
William Sumas(2)	236,711	(5)(10)	2.3	521,296		12.1
John P. Sumas(2)	140,605		1.4	470,480		10.9
Nicholas Sumas(2)	172,244	(12)	1.7	761,382	(12)(19)	17.7
John J. Sumas(2)	135,702		1.3	151,045		3.5
Kevin Begley	53,244		.5	—		—
Peter R. Lavoy	36,028		.4	—		—
Stephen F. Rooney	16,000		.2	—		—
Steven Crystal	946,366	(7)(16)	9.4	440,320	(7)(16)	10.2
David C. Judge	15,900		.2	—		—
John L. Van Orden	19,638		.2	—		—
Luigi Perri	6,693		.1	—		—
All directors and executive officers as a group (13 persons)	1,924,041		19.1	3,854,091		89.6
Sumas Family Group(2)	830,171		8.2	3,413,771		79.3
Renaissance Technologies LLC	506,500	(15)	5.0	—		—
Royce & Associates	1,314,216	(14)	13.0	—		—
Crystal Family Foundation	800,000	(16)	7.9	216,940	(16)	5.0

(1)	Except as noted, each person has sole investment power and sole voting power with respect to the shares beneficially owned.
(2)	Six persons comprise the Sumas Family Group. The Sumas Family Group beneficially owns 830,171 shares of Class A Stock and 3,413,771 shares of Class B Stock, or 65.8% of the combined voting power. By virtue of the existence of this “group”, the Company is a controlled company under the corporate governance rules of NASDAQ. The address of each of these seven persons is in care of the Company, 733 Mountain Avenue, Springfield, New Jersey 07081.
(3)	Based upon 10,078,689 shares of Class A Stock outstanding.
(4)	Based upon 4,303,748 shares of Class B Stock outstanding.
(5)	Includes 22,704 shares held by the Company’s pension trust of which William Sumas, James Sumas and Robert Sumas are trustees.
(6)	Includes 3,976 shares held by a charitable trust of which James Sumas and Robert Sumas are trustees.
(7)	Includes 111,266 Class A and 223,380 Class B shares held by a decedent trust and a GRAT, of which Mr. Crystal is the trustee.
(8)	Includes 11,760 shares owned jointly by Mr. and Mrs. James Sumas; 39,820 shares owned by Mrs. James Sumas; and 13,120 shares held by Mr. and Mrs. James Sumas as custodians for their children.
(9)	Includes 108,572 shares owned by Mrs. Robert Sumas.
(10)	Includes 99,353 shares held in the name of William Sumas as trustee of a Trust for the benefit of the grandchildren of Perry Sumas.
(11)	Includes 424,214 shares held by various family trusts or GRATs of which James Sumas or his wife are the trustees.

(12)	Includes 40,504 Class A and 508,236 Class B shares held by a family LLC, of which Robert Sumas and Nicholas Sumas are managers. Nicholas Sumas, his wife and trusts for their minor children own 55.3% of the LLC.
(13)	Includes 15,368 shares owned by Mrs. James Sumas.
(14)	As reported in a Schedule 13G dated January 18, 2017, Royce and Associates, LLC may be deemed to be the beneficial owner of 1,314,216 shares of the Company. Royce’s address is 745 Fifth Avenue, New York, NY 10151.
(15)	As reported in a Schedule 13G dated February 14, 2017, Renaissance Technologies LLC may be deemed to be the beneficial owner of 506,500 shares of the Company. Renaissance Technologies’s address is 800 Third Avenue, New York, NY 10022.
(16)	Steven Crystal’s shares include 800,000 Class A and 216,940 Class B shares owned by the Crystal Family Foundation. Mr. Crystal is the sole trustee of the foundation.
(17)	Includes 200,000 shares held by the Nicholas Sumas Grandchildren Trust for the benefit of Robert Sumas’s children, of which Robert Sumas is the Trustee.
(18)	Includes 200,000 shares held by the Nicholas Sumas Grandchildren Trust for the benefit of James Sumas’s children, of which James Sumas is the Trustee.
(19)	Includes 133,120 shares held by two Trusts for the benefit of the grandchildren of Robert Sumas, of which Nicholas Sumas is a co-trustee.

CHANGE IN CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

On September 25, 2017, Village Super Market, Inc. announced that James Sumas has notified the Board of Directors of his decision to step down as Chief Executive Officer and Chairman of the Board of Directors effective December 15, 2017 and not to stand for re-election to the Board of Directors at the 2017 Annual Meeting of Shareholders to be held on December 15, 2017. The Board plans to appoint Robert Sumas as Chief Executive Officer and William Sumas to serve as Chairman of the Board of Directors effective December 16, 2017, when James Sumas’ term expires.

ELECTION OF DIRECTORS

The following ten persons will be nominated by the Board of Directors of the Company for election as directors at the Annual Meeting. If elected, they will serve until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes cast. All of the nominees are now directors of the Company.

Certain information is given below with respect to each nominee for election as a director. The table below and the following paragraphs list their respective ages, positions and offices held with the Company, the period served as a director and business experience during the past 5 years. James Sumas and Robert Sumas are brothers. William Sumas and John P. Sumas are brothers. James Sumas is the father of John J. Sumas. Robert Sumas is the father of Nicholas Sumas. The other nominees are not related.

NOMINEES

The following table sets forth information concerning the nominees for director:

Name	Age	Position with the Company
Robert Sumas	76	President and Director
William Sumas	70	Executive Vice President, Vice Chairman of the Board of Directors and Secretary
John P. Sumas	68	Executive Vice President and Director
Nicholas Sumas	48	Chief Marketing Officer and Director
John J. Sumas	47	Chief Operating Officer, General Counsel and Director
Kevin Begley	59	Director
Steven Crystal	61	Director
David C. Judge	56	Director
Peter R. Lavoy	76	Director
Stephen F. Rooney	55	Director

Robert Sumas has served as President since 2009. He has served variously as Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company since 1969. Robert Sumas is Chairman of Wakefern’s Health and Beauty Aids Committee and is a member of Wakefern’s Communications, Sales and Merchandising, Property Management and Nonfoods Committees. The Board concluded that Robert Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of the Company and Wakefern obtained over his 54 year career with the Company.

William Sumas has served as Vice Chairman of the Board since 2009. He has served as Vice President and a Director of the Company since 1980. Since 1989, he has served as an Executive Vice President. He has responsibility for real estate development. William Sumas is a member of Wakefern’s Environmental, Government Relations, and Sanitation, Safety and Appearance Committees. He recently served as Chairman of the New Jersey Food Council for 8 years. The Board concluded that William Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of Wakefern, the Company, the local real estate environment and governmental matters obtained over his 48 year career with the Company.

John P. Sumas has served as Vice President and a Director of the Company since 1982. Since 1989, he has served as an Executive Vice President. He has responsibility for the Company’s frozen food and dairy operations. John P. Sumas is a member of Wakefern’s Frozen Food and Dairy Committees. The Board concluded that John P. Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of Wakefern and the Company obtained over his 44 year career with the Company.

Kevin Begley has served as a Director since June 2009 and was the Company’s Chief Financial Officer from 1987 until his retirement in December 2014. In addition, he served as Treasurer from 2002 through 2014. Mr. Begley is a Certified Public Accountant. Mr. Begley also serves as a Director of Push to Walk, a non-profit organization that provides individualized workouts and resources to people with spinal cord injuries and other forms of paralysis. The Board concluded that Kevin Begley should continue to serve as a Director of the Company in part due to his extensive knowledge of the Company and his finance and accounting knowledge obtained over his 35 year career.

Nicholas Sumas has served as a Director since June 2009 and Chief Marketing Officer since 2014. Mr. Sumas is also a member of the Wakefern Food Corporation Board of Directors. Mr. Sumas has held a diversity of supervisory positions since his employment in 1994 and was Vice President from 2007 through 2014. He is currently also responsible for store operations and perishables. Nicholas Sumas is Vice Chairman of Wakefern’s Digital Commerce, Operations Excellence and Meat Committees, and is a member of Wakefern’s Sales and Merchandising, CGO and Finance Committees. The Board concluded that Nicholas Sumas should continue to serve as a Director of the Company in part due to his in-depth knowledge of Wakefern and the Company.

John J. Sumas has served as a Director since June 2009, Chief Operating Officer since 2014, and was appointed General Counsel in 2007. In addition, he served as Vice President from 2007 through 2014. He is Chairman of Wakefern’s Food Service Committee, Chairman of Wakefern’s Retail Employee Relations Committee, and a member of Wakefern’s Sales and Merchandising, Insurance and Shop-Rite Retail Services Committees. The Board concluded that John J. Sumas should continue to serve as a Director of the Company in part due to his knowledge of Wakefern and the Company, as well as his legal experience.

Steven Crystal has served as a Director since 2001 and served as Chairman of the Audit Committee from 2001 to 2016. Mr. Crystal also owns motorcycle dealerships in both Reno, NV and Salt Lake City, UT. In addition, Mr. Crystal also owns a 65,000 sq. ft. Ace Hardware and Furniture store in Sparks, Nevada. Since 1980, Mr. Crystal has been a member of The New York Commodity Exchange and The New York Mercantile Exchange and actively trades commodities on and off the floor. Beginning in 2013, Mr. Crystal began serving as Chairman of the Board of Automated Cash Systems, a debit card processor for the casino industry. Between 2005 and 2008, Mr. Crystal, as commodity trading advisor and a commodity pool operator, managed a hedge fund — Crystal Investment Partners, L.P. — registered with the National Futures Association. In addition, Mr. Crystal owns and manages multiple commercial real estate properties. The Board concluded that Steven Crystal should continue to serve as a Director of the Company in part due to his knowledge of the Company obtained from serving as a director for 16 years, and for his broad experience in owning and managing various retail, real estate and investment entities.

David C. Judge has served as a Director of the Company since June 2003 and was appointed Chairman of the Audit Committee in 2016. Mr. Judge is the principal of DS&C Advisors, LLC, which primarily provides financial consulting services. He was formerly an Executive Vice President for The Bank of New York Mellon (“BNYM”). He was BNYM’s Head of Securities Industry Banking, with responsibility for all investment bank, commercial bank and broker/dealer client relationships. Mr. Judge previously held a diversity of assignments in corporate banking during his 29-year career on Wall Street, including managing BNYM’s Retailing Industry Division and the Corporate Credit Analysis & Monitoring Group. He was a member of BNYM’s Operating Committee, which is responsible for executing the strategy and policies of the firm on a global basis. He previously served as a Director for Contemporary Guidance Services for eight years, where he was Chairman of the Audit Committee. The Board concluded that David C. Judge should continue to serve as a Director of the Company in part due to his strong financial background and his experience serving on other Boards.

Peter R. Lavoy has served as a Director since June 2009. Mr. Lavoy has 40 years of executive experience in the New Jersey retail grocery industry. Mr. Lavoy retired from Foodtown, Inc., a cooperative grocery chain, as President and Chief Operating Officer in December 2006. From 2004 to June 2014, he served on the Board of Trustees of the Food Institute, a trade association providing information and services to the food industry. The Board concluded that Peter R. Lavoy should continue to serve as a Director of the Company in part due to his senior executive experience in, and extensive knowledge of, the retail food industry.

Stephen F. Rooney has served as a Director since June 2009. Mr. Rooney is a Senior Vice President/Chief Credit Officer of Unity Bank. Previous to this, he was a financial analyst with Standard & Poor’s asset-backed securities group and a corporate lending officer with CoreStates Bank where he focused on the retail industry, with a specialty in supermarket lending. The board concluded that Stephen F. Rooney should continue to serve as a Director of the Company due to his strong financial background and past lending experience with the retail industry.

The Board recommends that the shareholders vote FOR all the nominees named above for election to the Board.

The Certificate of Incorporation includes a provision that no director shall be personally liable for monetary damages to the Company or its shareholders for a breach of any fiduciary duty except for: (i) breach of a director’s duty of loyalty; (ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) any transaction from which a director derived an improper personal benefit.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Company is a “controlled company” under the corporate governance rules of NASDAQ. Therefore the Company is not required to and does not have (1) a majority of independent directors; (2) a nominating committee comprised solely of independent directors to identify and recommend nominees to the Board of Directors; or (3) a compensation committee comprised solely of independent directors. The Company qualifies as a controlled company due to the ownership by the Sumas Family Group of shares allowing it to cast more than 50% of the votes eligible to be cast for the election of directors. The Board of Directors has determined that each nonmanagement director, except Kevin Begley, is independent as defined by the Rules of the SEC and the listing standards of NASDAQ.

The Board held four meetings in fiscal 2017. All directors attended at least 75% of the meetings of the Board, and meetings of Board committees on which the director served, during the time such director served on the Board or committee.

The Executive Committee, which consists of James Sumas, Robert Sumas, William Sumas and John P. Sumas, meets on call and is authorized to act on all matters pertaining to corporate policies and overall Company performance.

Board Leadership Structure and Role in Risk Oversight

The Board reviews its leadership structure in light of the Company’s then current needs, governance trends, and other factors. The Board reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of an ongoing review of the effectiveness of the Corporation’s governance structure. As a result, the roles of Chairman and CEO have been split from time to time to facilitate leadership transitions, while at other times the roles have been combined.

James Sumas, the Company’s current Chief Executive Officer, has also served as the Chairman of the Board since 2003. Upon completion of James Sumas’ term, effective December 15, 2017, the Board plans to separate governance responsibilities between the Chairman and CEO roles. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight at this time.

Management is responsible for the day to day management of the risks that the Company faces, while the Board as a whole and through its committees, has responsibility for the oversight of risk management. The Board and its committees receive periodic reports from financial, legal and other management members regarding the most significant risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding the Company’s risk and control environment.

The Compensation Committee

The Compensation Committee, which consists of James Sumas, John P. Sumas, Robert Sumas, John J. Sumas, Steven Crystal, David C. Judge and Peter Lavoy, has the primary responsibility for establishing the compensation paid to executive officers of the Company. This includes base salary, bonus awards and supplemental retirement plans. The full Board of Directors reviews and approves restricted share awards and stock option grants. During fiscal 2017, the Compensation Committee met twice. The Compensation Committee does not utilize a charter.

The Audit Committee

The Audit Committee is comprised of four directors, Steven Crystal, Peter Lavoy, Stephen Rooney and David C. Judge, each of whom is independent as defined by the listing standards of NASDAQ. The Audit Committee: (1) monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding financial, accounting, regulatory and legal compliance; (2) retains and monitors the independence and performance of the Company’s independent auditors; (3) provides an avenue of communication among the independent auditors, management and the Board of Directors; and (4) approves in advance the fees paid to the independent registered public accounting firm for all services provided. The Audit Committee operates under a charter adopted by the Board of Directors, which is attached to this 2017 proxy statement as Appendix A. During fiscal 2017, the Audit Committee met eight times.

The Board of Directors has determined that David C. Judge is an “audit committee financial expert” as defined by applicable SEC regulations and that all members of the Audit Committee are able to read and understand financial statements as required by NASDAQ regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four independent directors, as defined by the rules of the SEC and the listing standards of NASDAQ, and operates under a charter adopted by the Board of Directors. The members of the Committee are Steven Crystal, Peter Lavoy, Stephen Rooney and David C. Judge (Chair). The Committee appoints the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. In addition, the independent auditors are responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended July 29, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of July 29, 2017, and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of that date. The Audit Committee discussed with the independent auditors the matters required to be discussed by the standards of the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. On the basis of these items, the Audit Committee determined that KPMG LLP is independent.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended July 29, 2017 filed with the Securities and Exchange Commission.

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for fiscal 2017 and 2016, and fees billed for other services rendered by KPMG LLP:

	2017	2016
Audit fees(1)	$556,500	$547,500
Audit-related fees	—	—
Tax fees(2)	49,700	81,495
All other fees	—	—

Total fees	$606,200	$628,995

(1)	Audit fees consist of audits of the annual consolidated financial statements and the effectiveness of internal control over financial reporting, quarterly reviews and services provided in connection with statutory and regulatory filing engagements, including issuance of consents.

(2)	Tax fees consist of fees for tax compliance and consultation services.

The Audit Committee has considered whether the providing of non-audit services is compatible with maintaining the auditors’ independence. The Audit Committee pre-approves all services provided by the independent auditors.

Audit Committee

DAVID C. JUDGE, CHAIRMAN

Steven Crystal

Peter R. Lavoy

Stephen F. Rooney

NOMINATION OF CANDIDATES TO THE BOARD OF DIRECTORS

The full Board of Directors acts on all matters concerning the identification, evaluation and nomination of director candidates. The Board does not utilize a charter in performing this function. As a matter of policy, the Board will consider nominations of director candidates submitted by any shareholder upon the submission of the names and biographical data of the candidates (including any relationship to the proposing shareholder) in writing to the Board of Directors at 733 Mountain Avenue, Springfield, New Jersey, 07081. Information regarding director candidates for election to the Board in 2018 must be submitted by July 1, 2018.

The Board’s process for evaluating candidates recommended by any shareholder is the same as for candidates recommended by the Board, management or others. In searching for appropriate candidates, the Board adheres to criteria established for the consideration and selection of candidates. The Board views the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes. Among other criteria, the Board may consider the following skills, attributes and competencies of a new member: (i) possessing the highest ethical standards and integrity; (ii) a willingness to act on and be accountable for Board decisions; (iii) an ability to provide prudent, informed and thoughtful counsel to top management on a broad range of issues; (iv) relevant industry or business knowledge; (v) senior management experience and demonstrated leadership; (vi) financial literacy; and (vii) individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs. Each director candidate will be considered without regard to gender, race, religion, national origin or sexual orientation.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate with the Board of Directors by sending written communication to the directors c/o the Company’s Secretary, 733 Mountain Avenue, Springfield, New Jersey 07081. All such communications will be reviewed by the Secretary to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to Company products, are solicitations, or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Secretary. The Secretary shall report to the Board of Directors on the number and nature of communications that were determined not to be forwarded.

The Company has a policy of requiring all directors standing for election at the annual meeting of shareholders to attend such meeting, unless unforeseen circumstances arise. All ten directors attended the 2016 annual meeting of shareholders held on December 16, 2016.

CODE OF ETHICS

The Company has a written Code of Ethics that applies to, among others, the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. During fiscal 2017, there were no changes to, or waivers of, the Code of Ethics. The Company will furnish a copy of the Code of Ethics, without charge, to each person who forwards a written request to the Company’s Secretary, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081. The Code of Ethics is also available at www.sec.gov as an Exhibit to the 2017 Form 10-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board has the primary responsibility for establishing the compensation paid to the executive officers of the Company, including the named executive officers who are identified in the Summary Compensation Table below. This includes base salary, bonus awards and supplemental retirement plans. The full Board of Directors reviews and approves restricted share awards and stock option grants. The Compensation Committee consists of James Sumas, Chairman of the Board of Directors and Chief Executive Officer; John P. Sumas, Executive Vice President; Robert Sumas, President; John J. Sumas, Chief Operating Officer and General Counsel; Steven Crystal, David C. Judge and Peter R. Lavoy, independent directors.

The primary objective of the Company’s executive compensation program is to attract, motivate and retain executive officers of outstanding ability and to align the interests of these executive officers with the interests of shareholders. Most of the named executive officers own a substantial amount of the Company’s common stock and thus have a direct and substantial interest in the long-term growth of shareholders’ wealth. In light of this ownership, there is less need to directly relate compensation for the named executive officers to long-term Company performance.

Neither management nor the Compensation Committee currently engages any consultant related to executive or director compensation matters. In setting compensation levels, the Committee considers the overall level of responsibility and performance of the individual executive, compensation levels of executive officers obtained through commercially available survey data, compensation of executive officers obtained through reviews of annual proxy statements, compensation paid to corporate executives of Wakefern and other ShopRite members, the financial performance of the Company and other achievements during the most recently completed fiscal year, overall economic conditions, and competitive operating conditions. The Compensation Committee does not specifically benchmark to compensation data obtained, but rather subjectively utilizes the above factors in setting compensation for the named executive officers. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. Although financial performance of the Company is a factor in setting executive compensation, financial and other performance targets are not utilized.

The Company’s executive compensation for the named executive officers includes the following components: base salary, annual bonus plan, restricted stock awards, retirement benefits and other benefits.

Salary

Named executive officers are paid a base salary with annual increases at the discretion of the Compensation Committee. In addition to the competitive data outlined above and Company performance, individual factors are also considered in setting base salaries. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. Based on subjective and qualitative considerations, including the Company’s performance in fiscal 2016, the Compensation Committee granted raises to each of the named executive officers of 2-3% in fiscal 2017.

Annual Bonus

The Company’s executive compensation program includes an annual non-equity incentive cash bonus designed to reward executive officers for overall Company success and individual performance. The actual bonus amounts earned by the named executive officers are reflected in the Summary Compensation Table in the fiscal year earned, even though these bonus amounts are paid in the subsequent year. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. The bonuses awarded in fiscal 2017 by the Committee, which represent a 4% decrease from fiscal 2016, also considered the Company’s 7% decrease in net income, excluding nonrecurring items. Although the annual bonus award is not targeted as a specific percentage of the named executive officer’s base salary, the bonus awards in fiscal 2017 range from 26% to 39% of base salary.

Equity

Awards based on the Company’s common stock have been granted periodically to the named executive officers and approximately sixty other employees. During fiscal 2017, the Company granted 23,400 restricted shares each to James Sumas, Robert Sumas, William Sumas and John P. Sumas. John Van Orden was granted

12,000 restricted shares. Additional information about these awards is included in the tables that follow. The Compensation Committee believes equity awards align the interest of employees with the interest of shareholders. The Company has utilized restricted share grants. The Compensation Committee considers several factors in determining the amounts of stock based awards granted to the named executive officers, including the officer’s level in the organization, individual performance and comparison to compensation levels at similar companies. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities.

Stock awards have generally been granted at the Board of Directors’ meeting held in March, which is shortly after the release of second quarter earnings.

The Company does not have specific equity ownership guidelines, although as noted above, all of the named executive officers own a substantial amount of the Company’s common stock.

Retirement Benefits

The Company sponsors a defined benefit and a defined contribution plan for its non-union employees. On February 15, 2016 the Company amended this defined benefit plan to freeze all benefits effective March 31, 2016. The named executive officers participate in both of these plans. Certain named executive officers also participate in a supplemental executive retirement plan. Additional details regarding retirement benefits available to the named executive officers can be found in the 2017 Pension Benefits Table and the accompanying narrative description that follows this discussion and analysis.

Village also maintains a deferred compensation plan in which the named executive officers, as well as other supervisory employees, are eligible to participate. No officers currently participate in this plan, although one named executive officer previously participated in this plan. This plan is a nonqualified plan under which participants may elect to defer the receipt of a portion of their salary or bonus otherwise payable to them. Compensation deferred bears interest at the actual rate of return earned on the contributed assets, which are invested in mutual funds, and thus is not a preferential rate of interest. Deferred amounts are paid out only in cash, in accordance with deferral options selected by the participant at the time the deferral election is made.

Other Benefits

The Company’s group health, dental, vision and life insurance plans are available to eligible full-time and part-time employees. These plans do not discriminate in favor of the named executive officers. Non-employee directors of the Company’s Board of Directors do not participate in these plans. The Company provides the named executive officers, as well as all supervisory personnel, a Company vehicle. The Company provides the named executive officers with long-term disability insurance. There are no other benefits provided to the named executive officers.

The Company believes the perquisites described above are necessary and appropriate in providing competitive compensation to our executive officers.

Employment Agreements

None of our current named executive officers has an employment contract.

The Company’s equity plans described above provide for accelerated vesting of options and restricted share grants in the event of a change in control of the Company. This potential acceleration applies to all employees receiving grants and does not discriminate in favor of the named executive officers.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 annually. Compensation that is “qualified performance-based compensation” generally is not subject to this $1,000,000 deduction limit. The Company’s awards of restricted stock vest solely with the passage of time, are not performance based and, as a result, compensation expense for those awards are not deductible to the extent they exceed $1,000,000.

Financial Statement Restatement

The Company does not have a policy relative to making retroactive adjustments to any incentive compensation paid to the named executive officers where payment was based on the achievement of results that were subsequently the subject of restatement. The Company has never restated its financial statements.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee has assessed the compensation policies and practices for our employees and we have concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

RESULTS OF 2014 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the 2014 Annual Meeting of Shareholders, we held our second advisory vote on executive compensation. Over 73% of the votes cast were in favor of this advisory proposal. The Committee considered this favorable outcome when deciding to make no material changes in the structure of our compensation programs. The Committee will continue to consider the results from the future advisory votes to be held every three years on executive compensation, in accordance with the advisory vote of Shareholders in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K. The report is provided by the following directors, who comprise the committee.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James Sumas, Chairman

John P. Sumas

Robert Sumas

John J. Sumas

David C. Judge

Steven Crystal

Peter R. Lavoy

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)
James Sumas	2017	952,515	320,000	636,948	—	—	(291,407)	18,266	1,636,322
Chairman and CEO	2016	934,715	333,450	—	—	—	16,527	12,780	1,297,472
	2015	916,851	351,000	—	—	—	(222,414)	7,940	1,053,377
Robert Sumas	2017	769,610	269,000	636,948	—	—	(325,429)	11,500	1,361,629
President	2016	754,610	280,250	—	—	—	220,165	11,523	1,266,548
	2015	740,158	295,000	—	—	—	(236,740)	6,266	804,684
William Sumas	2017	669,025	261,000	636,948	—	—	(420,367)	19,500	1,166,106
Executive Vice President	2016	655,825	271,700	—	—	—	264,085	12,134	1,203,744
	2015	643,319	286,000	—	—	—	(276,987)	8,680	661,012
John P. Sumas	2017	661,650	261,000	636,948	—	—	(440,323)	21,938	1,141,213
Executive Vice President	2016	648,450	271,700	—	—	—	411,224	10,206	1,341,580
	2015	635,942	286,000	—	—	—	(199,007)	9,493	732,428
John Van Orden(4)	2017	350,000	96,000	326,640	—	—	(11,529)	18,951	780,062
CFO	2016	334,800	100,000	—	—	—	31,114	10,875	476,789
	2015	302,083	90,000	—	—	—	15,752	4,974	412,809
Kevin Begley(4)(5)	2015	276,130	75,000	—	—	—	—	3,028	354,158
Former CFO

(1)	These amounts represent the grant date fair value of restricted share awards granted to the named executive officer with respect to the fiscal year. The compensation for fiscal 2017 is calculated for James Sumas, Robert Sumas, William Sumas and John P. Sumas as 23,400 Class A restricted shares granted on March 17, 2017 times the $27.22 grant price, which was the market value on the date of grant. John Van Orden’s compensation is calculated as 12,000 shares times the $27.22 grant price. Restrictions on these shares lapse on March 17, 2020, the third anniversary of the grant, as long as the officer is employed by the Company at that time. Any dividends declared on the Company’s Class A common stock are payable on the restricted shares.

(2)	This amount shows the change in pension value in each fiscal year presented. Amounts from the Nonqualified Deferred Compensation Table were omitted since the aggregate earnings amount included no above-market or preferential earnings.

(3)	In accordance with SEC rules, this table omits information regarding group life and health plans that do not discriminate in favor of executive officers of the Company and that are generally available to all salaried employees. The amounts shown in this column include employer costs related to personal use of Company automobiles, which is added to the named executive officers’ taxable earnings in accordance with IRS rules, long-term disability insurance premiums, and the Company’s matching contribution to our 401(k) Plan.

(4)	In December 2014, Kevin Begley retired and John Van Orden was appointed CFO. Kevin Begley continues to serve as a Director. John Van Orden’s 2015 compensation also includes amounts earned prior to being appointed CFO.

(5)	In Fiscal 2015, Kevin Begley received pension benefits of $3,928,536 as a result of his retirement. The reduction in pension value in 2015 of $1,321,225 was excluded from the above amounts as including it would result in negative total compensation of $967,067.

2017 GRANTS OF PLAN-BASED AWARDS

The following table provides information about equity awards granted to the named executive officers in fiscal 2017.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	Grant date fair value of stock awards ($)(1)
James Sumas	3/17/2017	23,400	636,948
Robert Sumas	3/17/2017	23,400	636,948
William Sumas	3/17/2017	23,400	636,948
John P. Sumas	3/17/2017	23,400	636,948
John Van Orden	3/17/2017	12,000	326,640

(1)	Restrictions on these restricted shares lapse on March 17, 2020 as long as the officer is employed by the Company at that time. Any dividends declared on the Company’s Class A common stock are payable on the restricted shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each named executive officer with respect to each award of restricted stock that was made at any time, had not vested and remained outstanding at July 29, 2017. There were no option awards outstanding for any named executive officer at July 29, 2017; thus that portion of the table is omitted.

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(1)
James Sumas	23,400	567,450
Robert Sumas	23,400	567,450
William Sumas	23,400	567,450
John P. Sumas	23,400	567,450
John Van Orden	12,000	291,000

(1)	Restricted shares vest on March 17, 2020. The market value of the Company’s restricted stock was $24.25 per share, the closing market price of the Company’s Class A common stock on July 28, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table provides restricted shares vested during fiscal 2017 for each named executive officer. No options were exercised by any named executive officer in fiscal 2017, thus that portion of the table is omitted.

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
James Sumas	23,400	632,502
Robert Sumas	23,400	632,502
William Sumas	23,400	632,502
John P. Sumas	23,400	632,502
John Van Orden	12,000	324,360

(1)	Based on the closing market price of the Company’s Class A common stock on March 13, 2017 of $27.03.

PENSION BENEFITS

The following table provides information on pension benefits as of July 29, 2017 for the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

James Sumas	VSMERP	49	1,150,764	66,446

	SERP	50	2,411,825	—

Robert Sumas	VSMERP	49	1,404,618	92,150

	SERP	50	3,036,936	—

William Sumas	VSMERP	47	1,509,965	—

	SERP	48	3,479,363	—

John P. Sumas	VSMERP	43	1,654,767	—

	SERP	44	3,799,571	—

John Van Orden	VSMERP	4	55,616	—

(1)	The present value of the accumulated benefit for each named executive officer reflects pension benefits payable at the earliest age the named executive officer may retire without significant benefit reductions, or current age, if later. The same assumptions used in Note 8 to the Village Super Market, Inc. audited consolidated financial statements in the 2017 Annual Report and the Management’s Discussion and Analysis included therein are used in calculating the present value of accumulated pension benefits.

The Company sponsors a defined benefit pension plan (the Village Super Market Employees Retirement Plan, or “VSMERP”) for employees not covered by a collective bargaining agreement who have been employed with the Company for more than six months and who are over the age of twenty-one. For purposes of determining plan benefits, compensation is the regular base pay of the participant plus bonuses. Effective January 1, 1989, the plan benefit formula was amended. Retirement benefits are equal to the pension accrued to December 31, 1988 plus 1% of average compensation times each year of post-1988 service plus .75% of average compensation in excess of Table II of the 1989 Covered Compensation Table times each year of post-1988 service. Average compensation for post-1988 service is based on the five highest consecutive years’ compensation. Normal retirement date is age 65. Employees are eligible for early retirement upon the attainment of age 55 and the completion of at least 15 years of vested service. Benefits are reduced by  1⁄15 for each of the first five years the early retirement date precedes normal retirement date and  1⁄30 for each of the succeeding five years. The Company has never granted any extra years of credited service. Effective March 31, 2016, plan benefits earned were frozen and participants will no longer earn additional benefits under the plan.

In addition to the defined benefit pension plan described above, the Company adopted the Supplemental Executive Retirement Plan of Village Super Market, Inc. (the “SERP”) effective January 1, 2004 for certain named executive officers to compensate for limitations on benefits available through the VSMERP. Participants vest in the SERP benefit at a rate of 20% per year of service beginning in calendar 2004. The retirement benefit at normal retirement date for the SERP is calculated as 50% of the individual’s average compensation during his or her highest sixty consecutive months in the last ten years before retirement, reduced by both the benefit the participant is entitled to receive under the VSMERP and the amount of the participant’s social security benefits. Normal retirement is defined as the later of age 65 or five years of participation in the SERP. Early retirement is permitted upon the attainment of age 55 and the completion of at least five years of vesting service. Early retirement benefits are subject to a reduction of  1⁄15 for each of the first five years the early retirement date precedes the normal retirement date and  1⁄30 for each of the succeeding five years. Covered compensation under the SERP includes all salary and bonuses, whether paid in cash or deferred.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on nonqualified deferred compensation for the named executive officers for fiscal 2017.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James Sumas	—	—	—	—	—
Robert Sumas	—	—	—	—	—
William Sumas	—	—	—	—	—
John P. Sumas	—	—	—	—	—
John Van Orden	—	—	—	—	—

The named executive officers are eligible to participate in a nonqualified deferred compensation plan under which certain employees may elect to defer the receipt of up to 25% of their salary or 100% of their bonus otherwise payable to them, and thereby defer taxation of the deferred amount until actual payment in future years. Participants may elect to defer payment for a specified number of years or until retirement or termination of employment. Earnings on deferred amounts are allocated to individuals based on the actual performance of the invested funds, which is not a preferential rate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of James Sumas, who is an executive officer of the Company serving as the Chairman of the Board of Directors and Chief Executive Officer; John P. Sumas, who is an executive officer of the Company serving as Executive Vice President; Robert Sumas, who is an executive officer of the Company serving as President; John J. Sumas, who is an executive officer of the Company serving as Chief Operating Officer and General Counsel; and Steven Crystal, Peter Lavoy and David C. Judge, directors of the Company. As noted elsewhere in the Proxy Statement under “Transactions with Related Parties”, James Sumas, Robert Sumas and John P. Sumas, through Sumas Realty Associates, have certain business relationships with the Company. There are no other compensation committee interlocks between the Company and other entities involving the Company’s executive officers and the Company’s Board members who serve as executive officers of such other entities.

DIRECTOR COMPENSATION

The following table describes the fiscal year 2017 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan com- pensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensa- tion ($)	Total ($)
Steven Crystal	50,000	293,976	—	—	—	—	343,976
David C. Judge	52,500	293,976	—	—	—	—	346,476
Peter R. Lavoy	50,000	293,976	—	—	—	—	343,976
Stephen F. Rooney	50,000	293,976	—	—	—	—	343,976
Kevin Begley	50,000	293,976	—	—	—	—	343,976

(1)	These amounts represent the grant date fair value of stock awards with respect to the fiscal year. All non-employee directors were awarded 10,800 Class A restricted shares on March 17, 2017. The grant date price of these shares was $27.22. Restriction on these shares lapse one third each year on the anniversary of the grant.

(2)	Aggregate stock awards outstanding at fiscal year end were 10,800 shares for each of the above non-employee directors.

Non-employee directors are currently paid an annual retainer of $50,000. In addition, the Chairman of the Audit Committee is paid $2,500. No meeting fees are currently paid. In addition, the Company has periodically granted to each of its non-employee directors either options to purchase shares or restricted shares.

TRANSACTIONS WITH RELATED PERSONS

The Company’s supermarket in Chatham, New Jersey is leased from Hickory Square Associates, a limited partnership. The lease is dated April 1, 1986 and expires March 31, 2021. The annual rent under this lease is $688,000. Sumas Realty Associates is a 30% limited partner in Hickory Square Associates. Sumas Realty Associates is a general partnership including James Sumas, Robert Sumas, William Sumas and John P. Sumas.

All obligations of the Company to Wakefern Food Corporation are personally guaranteed by certain members of the Sumas family.

It is the Company’s policy that the independent directors review and approve any transactions with related persons in excess of $120,000. There were no transactions required to be reviewed or approved in fiscal 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s executive officers and directors to file with the SEC reports of ownership and reports of changes in ownership of Class A stock and Class B stock. Copies of these reports must also be furnished to the Company. Based solely on a review of these filings and written representations from reporting persons, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during fiscal 2017, other than the filing of (a) Form 4 filings on March 30, 2017 that were filed late reporting restricted shares granted and the withholding of shares to cover tax withholding obligations subsequent to the vesting of restricted shares on behalf of James Sumas, Robert Sumas, William Sumas, John P. Sumas, John J. Sumas, Nicholas Sumas, John Van Orden and Luigi Perri, (b) Form 4 filings on March 30, 2017 that were filed late reporting restricted share grants on behalf of Kevin Begley, Steven Crystal, David Judge, Stephen Rooney, Peter Lavoy, (c) a Form 4 filing on October 10, 2017 that was filed late reporting restricted shares granted on behalf of John P. Sumas and (d) a Form 4 was filed late by two business days on behalf of John P. Sumas with respect to the disposition of 1,000 shares on August 3, 2017. The Company has evaluated the cause of such delinquent filings and enacted additional controls to prevent future delinquent filings.

SELECTION OF INDEPENDENT AUDITORS

The appointment by the Audit Committee of KPMG LLP as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending July 28, 2018 is to be submitted at the meeting for ratification or rejection. The consolidated financial statements of the Company for the 2017, 2016 and 2015 fiscal years were audited by KPMG LLP.

Representatives of KPMG LLP are expected to be present at the 2017 Annual Meeting of Shareholders and will be given the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Although ratification by the shareholders of the appointment of independent auditors is not required, the Audit Committee will reconsider its appointment of KPMG LLP if such ratification is not obtained. Ratification shall require a majority of the votes cast.

The Board recommends that the shareholders vote FOR the ratification of KPMG LLP as the Company’s independent auditors for fiscal 2018.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Although the vote is advisory, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. As described in detail in the “Executive Compensation” section beginning on page 9, the primary objective of our executive compensation programs is to attract, motivate and retain executive officers of outstanding ability and to align the interest of these executive officers with the interests of shareholders. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion in this proxy statement.

In view of the foregoing, shareholders will vote on the following resolution at the 2017 Annual Shareholders’ Meeting.

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in Village Super Market, Inc.’s Proxy Statement for the 2017 Annual Shareholder’s meeting.”

The Board recommends that the shareholders vote FOR this proposal.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

SEC rules requires that we provide shareholders the opportunity to vote, on a non-binding advisory basis, on how frequently the Company should seek an advisory vote on executive compensation. Shareholders may indicate whether they prefer the vote occur every one, two or three years or they may abstain. As an advisory vote, this proposal is not binding on the Company. However, the Board will take the outcome of the vote into consideration when determining the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote for “three years” as the frequency of future advisory votes on executive compensation.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any proposal that a shareholder intends to present at the Company’s 2018 Annual Meeting of Shareholders, presently scheduled to be held on December 14, 2018, and requests to be considered for inclusion in the Company’s Proxy Statement for the 2018 Annual Meeting, must be received by the Company no later than July 1, 2018. Such requests should be made in writing and sent to the Secretary of the Company, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081.

OTHER MATTERS

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended July 29, 2017, without exhibits, without charge to each person who forwards a written request, including a representation that he was a record or beneficial holder of the Company’s Common Stock on October 13, 2017. Requests are to be addressed to the Secretary of the Company, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081.

All expenses incurred in connection with the preparation and circulation of this Proxy Statement in an amount that would normally be expended in connection with an Annual Meeting in the absence of a contest will be paid by the Company. No solicitation expenses will be incurred. Management does not know of any other business that will be presented at the Annual Meeting.

By order of the Board of Directors,

WILLIAM SUMAS,

Secretary

October 30, 2017

Appendix A

Village Super Market, Inc.

Charter of the Audit Committee of the Board of Directors

Audit Committee Purpose

The Audit Committee (the “Committee”) is appointed by, and reports to, the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s responsibilities include:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding financial, accounting, regulatory and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and the adequacy of disclosures to shareholders.

•	Provide an avenue of communication among the independent auditors, management and the Board.

The Committee has the authority to conduct any investigation it deems appropriate to fulfilling these responsibilities and shall have direct access to the independent auditors. The Committee can retain, at the Company’s expense, any legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The independent auditors shall report directly to the Committee.

Audit Committee Composition and Meetings

Committee members shall meet the requirements of the NASDAQ and the Securities and Exchange Commission. The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent, non-executive directors free from any relationship that would interfere with independent judgment. All members of the Committee must be financially literate and able to understand and evaluate fundamental financial statements. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by, and a Chairman designated by, the Board. No member of the Committee can be removed except by majority of the independent directors of the full Board then in office.

The Committee shall meet at least four times annually, or more frequently as circumstances require. The Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session, at least annually, with management, the independent auditors, and as a committee to discuss any matters that the Committee, or each of these groups believe should be discussed. In addition, the Committee should communicate with management and the independent auditors quarterly to review the Company’s financial statements and any significant findings by the auditors. The Chairman is responsible for ensuring that Minutes are maintained for each meeting and subsequently approved by the Committee.

Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of the Committee Charter at least annually. Submit the charter to the Board for approval and have the Charter published at least every three years in accordance with applicable regulations.

2.	Review the Company’s quarterly and annual financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the action management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management responses. Review the results with the Board.

4.	Not less than on a quarterly basis, discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with applicable auditing standards. The Chairman of the Committee, or his designee on the Audit Committee, may represent the entire Committee for purposes of this review.

5.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submissions by employees of concerns regarding questionable accounting, financial or auditing matters.

6.	Review and approve related person transactions, as defined by SEC rules, and establish and oversee policies and procedures for the review and approval of related person transactions.

7.	Receive reports from the principal executive and financial officers of the Company regarding each of the following:

i.)	Their evaluation of the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls over financial reporting and procedures for financial reporting (“internal controls”).

ii.)	All significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data.

iii.)	Whether they have identified for the independent auditor any material weakness in the internal controls.

iv.)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

v.)	Whether there were significant changes in the internal controls or in the other factors that could significantly affect the internal controls since the date they evaluated them, including corrective actions with regard to significant deficiencies and material weaknesses.

Independent Auditors

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of issuing an annual report or for performing audit or attest services. The independent registered public accounting firm reports directly to the Committee.

8.	The independent auditors are directly accountable to the Committee. The Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The lead Partner of the independent auditor team will be reviewed and evaluated by the Committee.

9.	Approve in advance the fees and other significant compensation to be paid to the independent auditors for all services provided (including tax services).

10.	On an annual basis, the Committee should review and discuss with the independent auditors any relationships they have with the Company that could impair the auditor’s independence.

11.	Review the auditor’s plan with respect to scope, staffing, locations, reliance upon management and general audit approach.

12.	Prior to releasing quarterly and year-end earnings, discuss the results of the quarterly reviews or year-end audit with the independent auditors. Discuss certain matters required to be communicated to the Audit Committee in accordance with applicable auditing standards.

13.	Consider the independent auditor’s judgment about the quality and appropriateness of the Company’s accounting principles as applied to its financial reporting.

Other Responsibilities

14.	On at least an annual basis, review with legal counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators, government agencies, and any other relevant authorities.

15.	Annually prepare a report to shareholders as required by the SEC for inclusion in the Company’s proxy statement.

16.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

17.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee, or the Board of Directors, deems necessary or appropriate.

ANNUAL MEETING OF SHAREHOLDERS OF

VILLAGE SUPER MARKET, INC.

December 15, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/12706

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎	21130300000000000000 3			121517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3 AND “3 YEARS” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors for the Company’s Board of Directors listed below:				2. Ratification of KPMG LLP as the independent registered public accounting firm for fiscal 2018.	☐	☐	☐
		NOMINEES:		3. Advisory vote on Executive Compensation.	☐	☐	☐
☐	FOR ALL NOMINEES	O Robert Sumas O William Sumas O John P. Sumas O Nicholas Sumas O John J. Sumas O Kevin Begley O Steven Crystal O David C. Judge O Peter R. Lavoy O Stephen F. Rooney		4. To recommend, by non-binding vote, the frequency of Executive Compensation votes. ☐ ☐ ☐ ☐ 1 year 2 years 3 years Abstain
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

To transact any other business which may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and 3 years for Proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

	☐	∎

	VILLAGE SUPER MARKET, INC. 733 Mountain Avenue, Springfield, New Jersey 07081
	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William Sumas and Nicholas Sumas and each of them, proxies for the undersigned, with full power of substitution, to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Village Super Market, Inc. (the “Company”), to be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey on Friday, December 15, 2017, at 10:00 A.M. and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as indicated on the reverse side upon the following matters, which are described more fully in the accompanying proxy statement.

	(Continued and to be signed on the reverse side)

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